Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Prospectus dated May 25, 2007
Registration Statement No. 333-137124

CLEAN ENERGY FUELS CORP.
Free Writing Prospectus

This information supplements the Prospectus dated May 25, 2007.

Incident at Fueling Station in Carson, California

On Saturday, May 26, 2007, a SuperShuttle natural gas - powered passenger van fuel tank apparently ruptured while being fueled at a station in Carson, California owned by the Los Angeles Department of Sanitation and operated by Clean Energy. The van driver, who was standing behind the vehicle, was killed as a result of the tank rupture and resulting rapid decompression of the contents of the tank.   The gas released from the tank did not ignite. No other person was injured. The fueling station was not damaged and continues to operate.

News accounts of the incident reported that the driver’s wife said that the van had recently been damaged in a rear end collision and had just been returned to service when the incident occurred. An investigation is underway to determine the exact cause of the incident.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-673-6476.  Copies of the prospectus relating to this offering may also be obtained by going to WR Hambrecht + Co’s Web site at www.wrhambrecht.com or by writing to WR Hambrecht + Co, P.O. Box 677, Berwyn, PA  19132.